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                       EMPLOYMENT AGREEMENT

   THIS AGREEMENT ("Agreement") is made effective March 1, 1995, between LIBERTY NATIONAL BANK ("Bank"), having a principal place of business at One Pacific Plaza, 7777 Center Avenue, Huntington Beach, California 92647, and RICHARD I. GANULIN ("Executive"), whose residence is 9532 Zetland Drive, Huntington Beach, California 92646.

                        W I T N E S S E T H

   WHEREAS, Bank is a national banking association duly organized, validly existing, and in good standing under the laws of the United States of America, with power to own property and carry on its business as it is now being conducted;

   WHEREAS, Bank desires to continue to avail itself of the skill, knowledge and experience of Executive in order to insure the successful management of its business; and

   WHEREAS, the parties hereto desire to specify the terms of Executive's continued employment by Bank:

   NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, it is agreed that from and after March 1, 1995, (the "Effective Date"), the following terms and conditions shall apply to Executive's employment:

                         A G R E E M E N T

   A.   TERM OF EMPLOYMENT

        1. Term. Bank hereby employs Executive and Executive hereby accepts employment with Bank for the period commencing on the Effective Date and running through and including the last day of February 1997 (the "Term"), subject, however, to prior termination of this Agreement as permitted by law or as hereinafter


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provided. Where used herein, "Term" shall refer to the entire period of employment of Executive by Bank hereunder, whether for the period provided above, or whether terminated earlier.

   B.   DUTIES OF EXECUTIVE

        1. Duties. Subject to the powers by law vested in the Board of Directors of Bank and in Bank's shareholders, Executive shall perform the duties of Senior Executive Vice President and Credit Administrator of Bank. In that capacity, Executive is primarily responsible for the successful acquisition and management of the Bank's loan portfolio. Executive is also responsible for the supervision and training of personnel in the following departments:
Real Estate Finance, Business Banking Group, SBA Loan Group, Credit Adjustment and Centralized Loan Servicing and Credit Analysis. Executive's duties include, but are not limited to, those duties specified on Bank's Job Description for the position of Credit Administrator/Senior Executive Vice President, a copy of which is attached as Exhibit "A" hereto.

   The duties and position of Executive may be changed from time to time by the Board of Directors of Bank without resulting in a rescission of this Agreement. Notwithstanding any such change from the duties originally assigned and specified above, or hereafter assigned, the employment of Executive shall be construed as continuing under this Agreement as modified. During the Term, Executive shall perform exclusively the services herein contemplated to be performed by Executive faithfully, diligently and to the best of Executive's ability, consistent with the highest standards of the banking industry and in compliance with all applicable laws, Bank's Articles of Association and Bylaws and Bank's policies, as modified from time to time.

        2. Conflicts of Interests. Except as permitted by the prior written consent of the Board of Directors of Bank, Executive shall devote Executive's entire productive time, ability and attention to the business of Bank during the Term and Executive shall not directly or indirectly render any services of a business, commercial or professional nature to any other person, firm or corporation whether for compensation or otherwise, which are in conflict with Bank's interest.


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   C.   COMPENSATION

        1. Base Salary. For Executive's services hereunder, Bank shall pay or cause to be paid as base salary to Executive the amount of Eight Thousand Three Hundred Thirty-Three Dollars and Thirty-Three Cents ($8,333.33) per month during the Term, beginning with the Effective Date. Said salary shall be paid in equal pro rata, bi-monthly installments in conformity with Bank's normal payroll period. Executive's base salary shall be reviewed by the Board of Directors, during the first calendar quarter of each year and Executive shall receive such base salary increases, if any, as the Board of Directors, in its sole discretion, shall determine.

        2. Incentive Program. Executive shall be eligible to participate in any Bank Incentive programs which may be approved by the Board of Directors from time to time.

        3. Year End Bonuses. In addition, Executive may receive such additional bonuses, if any, as the Board of Directors, in its sole discretion, shall determine.

   D.   EXECUTIVE BENEFITS

        1.   Vacation and Sick Pay.    Executive shall accrue five (5)
weeks vacation during each calendar year of employment. Executive is encouraged to use all accrued vacation pay each calendar year.
In each calendar year, Executive shall take at least two (2) weeks of said vacation (the "Mandatory Vacation") consecutively. Unused vacation, if any, may be carried forward from one year to the next. The maximum vacation that Executive may have at any time shall be seven (7) weeks vacation pay, at Executive's current annual vacation accrual rate. If Executive's earned, but unused vacation pay reached the maximum, Executive shall not accrue any additional vacation benefits. If Executive later uses enough vacation pay to fall below the maximum, Executive will resume earning vacation pay from that day forward. Executive shall also be entitled to sick pay in accordance with Bank's Personnel Policy.


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        2.   Automobile.  Except as hereafter provided, during the
Term hereunder Bank shall provide Executive with use of a Bank-furnished automobile (the "Automobile"). Bank shall pay all operating expenses of any nature whatsoever with regard to the Automobile, provided that Executive furnishes to the Bank adequate records and other documentary evidence required by federal and state statutes and regulations issued by the appropriate taxing authorities for the substantiation of such expenditures as deductible expenses of Bank and not as deductible compensation to Executive. Bank shall procure and maintain in force an automobile liability insurance policy on the Automobile, with coverage including Executive, for comprehensive with extended coverage, collision for actual cash value of the vehicle with no more than Two Hundred Fifty Dollars ($250) deductible, and for bodily injury, death or property damage, in limits no less than Five Hundred Thousand Dollars ($500,000) for any one person, Five Hundred Thousand Dollars ($500,000) for any one accident, and Five Hundred Thousand Dollars ($500,000) for property damage.

             (a) Bank reserves, in its sole discretion, the right to determine, at any time, and after thirty (30) days notice, the Automobile shall no longer be made available to Executive. Upon notice to Executive that Bank has elected to exercise such discretion, Executive shall have the option of purchasing the Automobile at fair market value, but not less than the value as to which the Automobile is carried on the Bank's books. Alternatively, Executive shall promptly surrender the Automobile to Bank.

             (b) If Bank elects to exercise its discretion to no longer make the Automobile available to Executive, Executive shall thereafter receive a monthly automobile allowance in an amount to be determined by the Board of Directors at such time.

        3. Group Medical and Life Insurance Benefits. Bank shall provide, at Bank's expense, participation in medical, accident, disability, and health and life insurance benefits equivalent to the normal and customary benefits currently available under the California Bankers' Association Group Insurance Program for an employee of Executive's salary level; provided, however, Executive's life insurance benefits shall equal at least Two Hundred Fifty Thousand Dollars ($250,000), of which Bank shall be named


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as beneficiary for Twenty-Five Thousand Dollars ($25,000) of the
policy proceeds. Upon termination of this Agreement, at its expiration, or upon a voluntary termination of Executive, in accordance with the terms hereof, Executive shall retain the conversion rights of the life insurance policy. Should Executive elect to convert the policy, Bank shall retain no rights in said policy. Executive's disability insurance coverage shall provide for annual disability benefits of not less than sixty-six and two-thirds percent (66 2/3%) of the amount of Executive's annualized base salary, payable monthly and commencing with the ninety-first day of disability. Said insurance coverage shall be in existence or shall take effect as of the Effective date hereof and shall continue throughout the Term. Bank's liability to Executive for any breach of this Paragraph D.3 shall be limited to an amount equal to one (1) year of premiums payable by Bank to obtain the applicable coverage(s) contemplated herein.

        4. Financial Planning. During the term of this Agreement, Bank shall pay to or for the benefit of Executive, an amount not to exceed One Thousand Dollars ($1,000) annually for the purpose of personal financial planning services, tax planning and preparation, investment planning and/or estate planning of Executive.

   E.   BUSINESS EXPENSE REIMBURSEMENT

        1. Business Expense. Executive shall be entitled to reimbursement by Bank for any ordinary and necessary business expenses incurred by Executive in the performance of Executive's duties and in acting for Bank during the Term, which types of expenditures shall be determined by the Board of Directors, provided that:

             (a) Each such expenditure is of a nature qualifying it as a proper deduction on the federal and state income tax returns of Bank as a business expense and not as deductible compensation to Executive; and

             (b) Executive furnishes to Bank adequate records and other documentary evidence required by federal and state statutes and regulations issued by the appropriate taxing authorities for the substantiation of such expenditures as deductible business expenses of Bank and not as deductible compensation to Executive.


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   F.   TERMINATION

        1. Termination by the Board of Directors. Executive is an officer of Bank, appointed by the Board of Directors. Under the National Bank Act and this Agreement, Executive serves at the pleasure of the Board of Directors and is subject to dismissal by the Board at any time, without further obligation or liability to Executive. In the event Bank elects to dismiss Executive and terminate this Agreement, upon Executive's execution and delivery to Bank of an original Separation Agreement and General Release in a form and with content acceptable to the Board of Directors, Executive shall be entitled to compensation equal to six (6) months' base salary, to be paid in six (6) equal monthly installments, beginning on the first day of the month after termination and continuing thereafter on the first day of the five (5) subsequent months. However, if there has been a "Corporate Reorganization" and the Bank elects to terminate this Agreement pursuant to the provisions hereof, Executive, if terminated within twelve (12) months of said "Corporate Reorganization," shall be entitled to compensation equal to twelve (12) months' base salary, to be paid in six (6) equal monthly installments, beginning on the first day of the month after termination and continuing thereafter on the first day of the five
(5) subsequent months. For purposes of this paragraph F.1., a Corporate Reorganization shall be deemed to have occurred upon the occurrence of any of the following: (i) the sale of substantially all of the assets of the Bank; (ii) the sale, exchange or other disposition, in one transaction, of more than 50% of the Bank's outstanding common stock; (iii) the termination of the Bank's business and distribution of its assets in liquidation; (iv) the merger or consolidation of the Bank in a transaction in which the Bank's shareholders receive less than 50% of the outstanding shares of the new or continuing entity.

        2. Action by Supervisory Authority. This Agreement shall terminate immediately without further liability or obligation to Executive or Bank:

             (a) If Bank is closed or taken over by the Comptroller of the Currency or other supervisory authority, including the Federal Deposit Insurance Corporation; or


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             (b)  If such supervisory authority should exercise its
cease and desist powers to remove Executive from office.

        3. Merger or Transfer of Assets. This Agreement shall not be terminated due to: (a) the sale or transfer of substantially all of the assets of the Bank; (b) the sale, exchange or other disposition, in one transaction, of more than 50% of the Bank's outstanding common stock; (c) the merger or consolidation of the Bank in a transaction in which the Bank's shareholders receive less than 50% of the outstanding shares of the new or continuing entity. In the case of dissolution and distribution of the Bank's assets, this Agreement shall be terminated.

        4. Termination by Executive. Executive may terminate his employment with Bank, and this Agreement, upon sixty (60) days' written notice of termination to Bank.

        5. Effect of Termination. In the event of the termination of Executive or this Agreement prior to the completion of the Term for any of the reasons specified in this Paragraph F, Bank reserves the right to relieve Executive of duties at any time after receiving notice of termination. Executive shall be entitled to the salary earned by Executive prior to the Effective Date of Termination, as determined by the Board of Directors, computed pro rata up to and including that date, and accrued but unused vacation time (to the extent accumulated in accordance with Paragraph D.1); but Executive shall be entitled to no further compensation for services rendered after the Effective Date of Termination.

   G.   GENERAL PROVISIONS

        1. Trade Secrets. During the Term, Executive will have access to and become acquainted with what Executive and Bank acknowledge are trade secrets, to wit, knowledge or data concerning Bank, including its operations and business, and its customers' financial condition, their financial needs and methods of doing business. Executive shall not disclose any of the aforesaid trade secrets,directly or indirectly, or use them in any way, except as required in the course of Executive's employment with Bank.


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        2.   Covenant Not to Interfere.  Executive hereby covenants
and agrees that he will not now, or for a period of one (1) year after termination, disrupt, damage, impair or interfere with the business of Bank, whether by way of interfering with or raiding its employees, disrupting its relationships with customers and their
identities, agents, representatives or vendors, or otherwise.   After
termination of employment, Executive is not, however, restricted from being employed by or engaged in a competing business.

        3. Return of Documents. Executive expressly agrees that all manuals, documents, files, reports, studies, instruments or other materials used and/or developed by Executive during his employment with Bank are solely the property of Bank, and that Executive has no right, title or interest therein. Upon termination of Executive's employment, Executive or Executive's representative shall promptly deliver possession of all of said property to Bank in good condition.

        4. Notices. Any notice, request, demand or other communication required or permitted hereunder shall be deemed to be properly given when personally served in writing, when deposited in the United States mail, postage prepaid, or when communicated to a public telegraph company for transmittal, addressed to the party at the address appearing at the beginning of this Agreement. Either party may change its/his address by written notice in accordance with this paragraph.

        5. Benefit of Agreement. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective executors, administrators, successors and assigns.

        6. Applicable Law. Except to the extent governed by the laws of the United States, this Agreement is to be governed by and construed under the laws of the State of California.

        7. Captions and Paragraph Headings. Captions and paragraph headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.


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        8.   Invalid Provisions.  Should any provision of this
Agreement for any reason be declared invalid, void, or unenforceable by a court of competent jurisdiction, the validity and binding effect of any remaining portion shall not be affected, and the remaining portions of this Agreement shall remain in full force and effect as if this Agreement had been executed with said provision eliminated.

        9. Entire Agreement. This Agreement contains the entire agreement of the parties. It supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Executive by Bank, except any Stock Option Agreements between Executive and Bank. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding. This Agreement may not be modified or amended by oral agreement, but only by an agreement in writing signed by Chairman of the Board and Executive.

        10.  Arbitration.

             (a) If any dispute, controversy or claim arises out of or relates to this contract, the parties agree first to try to settle the dispute by mediation under the Rules of Judicial Arbitration & Mediation Services (JAMS) before resorting to arbitration. Thereafter, any dispute, controversy or claim not resolved by mediation shall be settled by binding arbitration in accordance with the Rules of JAMS, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

             (b) The arbitrator shall determine which is the prevailing party and shall include in the award that party's actual attorneys' fees and costs.

             (c) As soon as practicable after selection of the arbitrator, the arbitrator or his or her designated representative shall determine a reasonable estimate of anticipated fees and costs of the arbitrator, and render a statement to each party setting forth that party's pro rata share of said fees and costs. Thereafter, each party shall, within ten (10) days of receipt of said statement, deposit said sum with the


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arbitrator.  Failure of any party to make such a deposit shall result in a forfeiture by the non-depositing party of the right to prosecute or defend the claim which is the subject of the arbitration, but shall not otherwise serve to abate, stay or suspend the arbitration proceedings.

   IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

        LIBERTY NATIONAL BANK                    Date


        By /s/ Richard M. Wilbur                 7-13-95
           ----------------------------------   -------
           Chairman of the Board of Directors


        RICHARD I. GANULIN                       Date

        By /s/ Richard I. Ganulin               7-12-95
           ----------------------------------   -------


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